Exhibit 8.1

August 19, 2011

Wells Fargo & Company

420 Montgomery Street

   San Francisco, California 94163

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the issuance of $7,445,000 aggregate face amount of Medium-Term Notes, Series K, Notes Linked to a Global ETF Basket due February 22, 2016 as described in the Company’s Pricing Supplement No. 124 dated August 12, 2011 (“Pricing Supplement 124”) to the Product Supplement No. 5 dated June 17, 2010, the Prospectus Supplement dated April 23, 2010 and the Prospectus dated June 4, 2009, contained in the Registration Statement on Form S-3, File No. 333-159738 (the “Registration Statement”). We hereby confirm our opinion as set forth under the heading “Tax Consequences” in Pricing Supplement 124.

We hereby consent to the reference to us under the headings “Tax Consequences” in Pricing Supplement 124 and the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission and thereby incorporated by reference into the Company’s Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Sullivan & Cromwell LLP

SULLIVAN & CROMWELL LLP